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Prospectus Supplement No. 1 Dated November 8, 2001
(To Prospectus Dated October 24, 2001)

Filed Pursuant to
Rule 424(b)(3) and (c)
Commission File No. 333-71330

Ask Jeeves, Inc.

2,085,271 Shares

Common Stock

    This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our Prospectus dated October 24, 2001 (the "Prospectus") relating to the sale by certain of our current stockholders, or by permitted transferees, assignees, pledgees, donees, or other successors-in-interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"), of up to 2,085,271 shares of our common stock issued in connection with our acquisition of Teoma Technologies, Inc.

    Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

    This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus Supplement or the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this Prospectus Supplement and the Prospectus, nor any sale of shares of common stock covered hereby shall, under any circumstances, create any implication that information in this Prospectus Supplement is correct as of any time subsequent to the date hereof or that information in the Prospectus is correct as of any time subsequent to the date thereof (October 24, 2001). This Prospectus Supplement and the Prospectus do not constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

SELLING STOCKHOLDERS

    The table captioned "Selling Stockholders" commencing on page 23 of the Prospectus is hereby amended to reflect the transfer of 46,365 shares of our common stock from Hawk Holdings, LLC ("Hawk") to certain transferees. The transferees of Hawk were not specifically identified in the Prospectus as Selling Stockholders. The Prospectus is hereby amended to include these transferees, identified below, as Selling Stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)	Number of Shares Beneficially Owned After this Offering
Hawk Holdings, LLC	1,206,373	1,206,373	0
Paul Abranovic	5,000	5,000	0
Anthony B. Cresti	5,000	5,000	0
Paul Gardi	25,000	25,000	0
David L. Goret	10,000	10,000	0
Jeffrey Housenbold	1,365	1,365	0

(1)
Consists of all shares of our common stock beneficially owned by the selling stockholders as of November 7, 2001, plus the shares of common stock registered in this prospectus.

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Ask Jeeves, Inc. 2,085,271 Shares Common Stock
SELLING STOCKHOLDERS